EXHIBIT 3.1

                     CERTIFICATE OF INCORPORATION
                                  OF
                      SUNDEW INTERNATIONAL, INC.


      FIRST:  The name of the corporation shall be Sundew
International, Inc.

      SECOND:  Its registered office is to be located at 110 West
Ninth Street, #134, in the City of Wilmington, County of New Castle, Delaware. The registered agent is William Y. Tay whose address is the same as above.

      THIRD: The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

      FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $.001 per share and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

      FIFTH: The name and address of the incorporator is William Y. Tay, 110 W. Ninth Street, #134, Wilmington, DE 19801.

      SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are: Michael C. Tay, 1422 Chestnut Street, Suite 410, Philadelphia, Pennsylvania 19102.

      SEVENTH: The Board of Directors shall have the power to amend or repeal the by-laws.

      EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directory's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 2nd day of January, A.D., 2001.


                                    /s/ William Y. Tay
                                    -------------------------
                                    William Y. Tay
                                    Incorporator



       STATE OF DELAWARE
      SECRETARY OF STATE
   DIVISION OF CORPORATIONS
   FILED 09:45 AM 01/05/2001
      010009159 - 3340666